Exhibit 99.1

         Golden Enterprises, Inc. Declares Quarterly Dividend

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 6, 2006--Golden Enterprises, Inc.'s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable April 26, 2006 to stockholders of record on April 17, 2006.
    Golden Enterprises, Inc.'s basic and diluted income per share for the thirteen weeks ended March 3, 2006 was $.04 compared to ($.04) loss for the fourteen weeks ended March 4, 2005 on net sales of $26,819,759 versus $27,012,648. Last year's third quarter included fourteen weeks of snack food sales and costs compared to the normal thirteen weeks this year. Without the extra week, net sales would have increased 6%. Golden Enterprises continues to increase sales to customers within existing markets. We seek to become a principal supplier for our customers and increase sales per delivery to those customers.
    For the thirty-nine weeks ended March 3, 2006, basic and diluted income per share was .01 per share compared to (.02) loss for the forty weeks ended March 4, 2005, and total net sales were $78,281,710 this year compared to $76,630,834 last year, an increase of 2%. Although net income increased for the thirty-nine weeks ended March 3, 2006, the Company continues to face significant challenges with the increases in fuel and fuel surcharges along with higher natural gas prices. We seek to continually increase our selling and operating efficiencies by investing in training and technology initiatives that will provide increased productivity to overcome these additional costs.
    The following is a summary of net sales and income information for the thirteen and thirty-nine weeks ended March 3, 2006, and the fourteen weeks and forty weeks ended March 4, 2005.

                     Thirteen     Fourteen   Thirty-Nine     Forty
                   Weeks Ended  Weeks Ended  Weeks Ended  Weeks Ended
                     3/3/2006     3/4/2005     3/3/2006     3/4/2005
                   ------------ ------------ ------------ ------------
Net Sales          $26,819,759  $27,012,648  $78,281,710  $76,630,834

Income (Loss)
 before taxes          777,000     (695,828)     217,240     (416,643)
Income taxes           286,703     (251,869)      80,216     (153,646)
                   ------------ ------------ ------------ ------------

Net Income (Loss)     $490,297    $(443,959)    $137,024    $(262,997)
                   ============ ============ ============ ============

Basic and diluted
 Income (Loss) per
 share                   $0.04       $(0.04)       $0.01       $(0.02)
                   ============ ============ ============ ============

Basic weighted
 shares
 outstanding        11,835,330   11,844,468   11,835,330   11,850,023
                   ============ ============ ============ ============

Diluted weighted
 shares
 outstanding        11,835,330   11,844,468   11,837,696   11,850,023
                   ============ ============ ============ ============

    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Golden Enterprises, Inc.
             Patty Townsend, 205-458-7132